Exhibit 10.4

November 5, 2021

Timothy J. Schneider

Re: Acknowledgement of Termination and Liquidation of Deferred Compensation Plan

Dear Timothy:

As you are aware, the planned transaction (the “Transaction”) pursuant to which County Bancorp, Inc. and Investors Community Bank (collectively, the “Company”) will merge with and into Nicolet Bankshares, Inc. and Nicolet National Bank (collectively, “Nicolet”) is scheduled to close on December 4, 2021. Additionally, you are currently a participant in the County Bancorp, Inc. Investors Community Bank Management Employees’ Elective Deferred Compensation Plan, as amended and restated April 18, 2017 (the “Plan”).

In connection with the Transaction, the Board of Directors of the Company terminated the Plan and all related individual agreements thereunder on November 5, 2021. The Company is required to distribute all amounts owed under the Plan within 12 months following the termination of the Plan, in accordance with Treas. Reg. § 1.409A-3(j)(4)(ix)(B). In satisfaction of all amounts owed to you under the Plan, you will receive a single, lump-sum liquidating distribution in an amount of $375,938.22 [$29,376.78 + $346,561.44] (the “Payment”). The Company will make such distribution to you on or before December 3, 2021.

The Company is asking you to countersign and date this letter where indicated below as evidence of your acknowledgement and agreement that (1) the Payment is the sole amount and only benefit due to you under the Plan and any related individual agreement thereunder, (2) the Company, Nicolet and their affiliates will have no further obligation to you, your beneficiaries, or anyone acting on your or their behalf with respect to the Plan once the Payment is made, and (3) that you agree to indemnify and hold harmless the Company, Nicolet, and their affiliates for any adverse tax consequences you may incur with respect to the Plan, including, but not limited to, any excise tax, penalty, or interest that may be assessed by the IRS; provided that, such amounts do not, in the aggregate, exceed the Payment.

Thank you for your cooperation in this matter.

County Bancorp, Inc.
Investors Community Bank

/s/ Mark A. Miller
By:	Mark A. Miller
Its:	Executive Vice President & Secretary

Acknowledged and Agreed:

By signing below, the undersigned on the undersigned’s own behalf and that of the undersigned’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, Nicolet, and their affiliates, from all liability, claims, demands, and actions the undersigned now has, may have had, or may ever have, whether currently known or unknown, relating to or connected with the Plan and any applicable individual agreement thereunder, the termination thereof, and the distribution of the benefits thereunder, effective as of the date hereof, subject to the delivery of the Payment. The undersigned acknowledges and agrees to indemnify and hold harmless the Company, Nicolet, and their affiliates for any adverse tax consequences the undersigned may incur with respect to the Plan, including, but not limited to, any excise tax, penalty, or interest that may be assessed by the IRS.

Timothy J. Schneider

/s/ Timothy J. Schneider

Date:	November 1, 2021